UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 17, 2014

GREEN AUTOMOTIVE COMPANY

(Exact name of registrant as specified in its charter)

Nevada	000-54049	22-3680581
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5495 Wilson Street

Riverside, California 92509

(Address of principal executive offices)  (zip code)

(877) 449-8842

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) (1) On July 17, 2014 (the “Effective Date”) the Company entered into a one year independent consultant agreement (the “Consultant Agreement”) with Donald J. Murray (“Murray”), age 53, pursuant to which Mr. Murray was appointed Controller and Senior Vice President Global Finance responsible for assisting the Company with the preparation of its financial statements, coordinating with its PCAOB auditors, advising on potential acquisitions, developing financial strategies, and otherwise assisting the Company’s management with the Company’s fiscal practices.  Mr. Murray is not assuming the role of the Company’s Chief Financial Officer or Principal Accounting Officer, a responsibility which shall remain with the Company’s CEO.  At the end of the one year term the Consultant Agreement shall continue on a month to month basis upon the same terms.  Mr. Murray will devote substantially all his working time to the Company but shall be permitted to determine the location and hours of his performance of his consulting services. In addition, Mr. Murray entered into a non-disclosure and non-competition agreement with the Company.

Mr. Murray has 21 years of financial experience, including roles as Chief Financial Officer, Director of Finance, Vice President of Investment Banking and Private Equity Fund Manager. From 2012 to 2013, Mr. Murray served as Interim Chief Financial Officer for Global Clean Energy Holdings (OTC:GCEH). From 2009 to 2011, Mr. Murray served LiveFuels, an algae based biofuels company, in a number of capacities, including as the company's Director of Finance in 2011.  Mr. Murray was the Chief Financial Officer of Stored Value Exchange, a start-up technology platform company, from 2011-2012, and the Chief Financial Officer of Truli Media Group, a social media and ecommerce company, also from 2011-2012.  From 2007-2008, Mr. Murray served as Vice President of Investment Banking with Global Hunter Securities, from 2006-2007 he served as Vice President of Investment Banking with Pacific Ridge Capital, from 2003-2006 he served as Director of Finance & Operations for LifeBase Advisors, from 1999-2001 served as Investment Banker/Operations Manager for Off-Road Capital and from 1996-1999 he was a Director of Corporate Development & Finance for KW Fund Management.  Mr. Murray holds an MBA in Finance and International Business from The Ohio State University and a BA in Business Management from University of Maryland. Mr. Murray served in the United States Air Force from 1988-1993 in Intelligence Operations.

Mr. Murray is not related to any of the Company’s current officers and directors by family or marriage.

(c) (2) Under the Consultant Agreement Murray will receive a total compensation package of $266,000 consisting of a combination of a cash payment, options and issuances of common stock as described below. Mr. Murray will receive an annual payment of $150,000, $7,000 of which is payable twice monthly in arrears with the remainder of each monthly payment to be deferred until the first to occur of adequate funding for the Company or December 31, 2014, at which time Mr. Murray may elect to receive the accrued arrears in cash or common stock of the Company calculated at the price per share in effect at that date.

(c)(3)(i) Under the Consultant Agreement Mr. Murray also was awarded two million options to purchase shares of the Company’s common stock, the first award for one million (1,000,000) shares to vest six months from the Effective Date with an exercise price of $0.04 per share, and the second portion of the award for one million (1,000,000) shares to vest 12 months from the Effective Date with an exercise price  of $0.06 per share.

(c)(3)(ii) Under the Consultant Agreement Mr. Murray was also issued a total of six million (6,000,000) restricted shares of the Company’s common stock vesting at the following dates and in the following amounts: one million (1,000,000) shares six months from the Effective Date; two million (2,000,000) shares nine months from the Effective Date and three million (3,000,000) shares from the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN AUTOMOTIVE COMPANY

By:
Ian G. Hobday, CEO

July 28, 2014

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